Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS
AND REAFFIRMS 2016 EPS GUIDANCE

•	Reports quarterly revenue of $1.7 billion, a decrease of 14% from the prior year

•	Delivers quarterly diluted earnings per share from continuing operations of $0.87, including $0.06 of discrete tax benefits

•	Generates $274 million in free cash flow in the fourth quarter of 2015, and $795 million for the full year

•	Adjusts full year 2016 revenue forecast to reflect weaker oil & gas markets; now expects full year organic revenue to decline 1% to 4%, one point lower than the previous forecast

•	Reaffirms 2016 full year diluted earnings per share from continuing operations to be in the range of $3.85 to $4.05

Downers Grove, Illinois, January 26, 2016 — Dover (NYSE: DOV) announced today that for the fourth quarter ended December 31, 2015, revenue was $1.7 billion, a decrease of 14% from the prior year. The decrease in revenue was driven by an organic revenue decline of 12% and an unfavorable impact from foreign exchange of 4%, partially offset by 2% growth from acquisitions. Earnings from continuing operations were $136.6 million, a decrease of 21% as compared to $171.8 million for the prior year period. Diluted earnings per share from continuing operations ("EPS") for the fourth quarter ended December 31, 2015 were $0.87, compared to $1.03 EPS in the prior year period, representing a decrease of 16%. EPS from continuing operations for the fourth quarter of 2015 included discrete tax benefits of $0.06, compared to $0.02 EPS in the prior year period. Excluding these items, adjusted EPS from continuing operations for the fourth quarter of 2015 was $0.81, a decrease of 20% over an adjusted EPS of $1.01 in the prior year period. EPS for the fourth quarter ended December 31, 2015 and December 31, 2014 includes restructuring costs of $0.08 EPS and $0.16 EPS, respectively.

Revenue for the year ended December 31, 2015 was $7.0 billion, a decrease of 10% over the prior year, reflecting an organic revenue decline of 10% and an unfavorable impact from foreign exchange of 4%, offset by 4% growth from acquisitions. Earnings from continuing operations for the year ended December 31, 2015 were $595.9 million, a decrease of 23% as compared to $778.1 million for the prior year period. Diluted EPS for the year ended December 31, 2015 was $3.74, compared to $4.61 EPS in the prior year period, representing a decrease of 19%. EPS from continuing operations for the year ended December 31, 2015 included discrete tax benefits of $0.11, compared to $0.07 EPS in the prior year period. Excluding these items, adjusted EPS from continuing operations decreased 20% to $3.63 from an adjusted EPS of $4.54 in the prior year period. EPS for the year ended December 31, 2015 and 2014 includes restructuring costs of $0.25 EPS and $0.19 EPS, respectively.

Robert A. Livingston, Dover's President and Chief Executive Officer, said, "Fourth quarter and full year results continued to be impacted by tough business conditions, particularly in oil & gas markets. In this environment, we delivered fourth quarter adjusted EPS of $0.81, driven by solid execution, as our teams continued to pursue customer wins, cost actions and productivity initiatives.

“During 2015, we increased our efforts around operating efficiencies through our Dover Excellence program. One key element of this program focuses on free cash flow generation, which increased to $795 million for the year. This program also supports our ongoing investment in product innovation and customer expansion activities. Additionally, during the year we took multiple steps to right-size our businesses to reflect difficult market conditions, especially in our Energy segment. These initiatives will remain a focus as we move into 2016.

“Regarding 2016, we are reaffirming EPS to be in the range of $3.85 to $4.05. This guidance reflects a lower revenue forecast driven by weaker oil & gas markets, essentially offset by an improved tax rate. In total, our full-year revenue growth, on an adjusted basis, is now anticipated to be in the range of 1% to 4%, comprising an organic revenue decline of (4%) to (1%), one point below our prior forecast. Acquisition growth of 7% and a 2% impact from FX remain unchanged from our prior forecast.”

Net earnings for the fourth quarter ended December 31, 2015, were $141.8 million, or $0.91 EPS, which included earnings from discontinued operations of $5.3 million, compared to net earnings of $169.3 million, or $1.02 EPS, for the same period of 2014, which included a loss from discontinued operations of $2.5 million, or $0.02 EPS.

Net earnings for the year ended December 31, 2015, were $869.8 million, or $5.46 EPS, which included earnings from discontinued operations of $273.9 million, or $1.72 EPS, compared to net earnings of $775.2 million, or $4.59 EPS, for the same period of 2014, which included a loss from discontinued operations of $2.9 million, or $0.02 EPS. 2015 earnings from discontinued operations included gains of $265.6 million, or $1.67 EPS, resulting from the disposition of two businesses held for sale.

Dover will host a webcast of its fourth quarter 2015 conference call at 10:00 A.M. Eastern Time (9:00 A.M. Central Time) on Tuesday, January 26, 2016. The webcast can be accessed on the Dover website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s fourth quarter results and its operating segments can also be found on the Company’s website.

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve.  Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible.  Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, foreign exchange, changes in operations, acquisitions, industries in which Dover businesses operate, anticipated market conditions and our positioning, global economies, and operating improvements. Forward-looking statements may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “suggests,” “will,” “plans,” “should,” “would,” “could,” and “forecast”, or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, oil and natural gas demand, production growth, and prices; changes in exploration and production spending by Dover’s customers and changes in the level of oil and natural gas exploration and development; changes in customer demand and capital spending; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; Dover's ability to achieve expected savings from integration and other cost-control initiatives, such as lean and productivity programs as well as efforts to reduce sourcing input costs; the impact of interest rate and currency exchange rate fluctuations; the ability of Dover's businesses to expand into new geographic markets; Dover's ability to identify and successfully consummate value-adding acquisition opportunities or planned divestitures; the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the ability of Dover's businesses to develop and launch new products, timing of such launches and risks relating to market acceptance by customers; the relative mix of products and services which impacts margins and operating efficiencies; increased competition and pricing pressures; the impact of loss of a single-source manufacturing facility; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes or developments, including environmental regulations, conflict minerals disclosure requirements, tax policies, and export/import laws; protection and validity of patent and other intellectual property rights; the impact of legal matters and legal compliance risks; conditions and events affecting domestic and global financial and capital markets; and a downgrade in Dover's credit ratings which, among other matters, could make obtaining financing more difficult and costly. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained herein. Dover undertakes no obligation to update any forward-looking statement, except as required by law.

INVESTOR SUPPLEMENT - FOURTH QUARTER AND FULL YEAR 2015

DOVER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenue	$1,694,600	$1,977,947	$6,956,311	$7,752,728
Cost of goods and services	1,080,791	1,254,079	4,388,167	4,778,479
Gross profit	613,809	723,868	2,568,144	2,974,249
Selling and administrative expenses	414,365	460,377	1,647,382	1,758,765
Operating earnings	199,444	263,491	920,762	1,215,484
Interest expense, net	31,249	31,332	127,257	127,179
Other (income) expense, net	(1,295)	1,172	(7,105)	(5,902)
Earnings before provision for income taxes and discontinued operations	169,490	230,987	800,610	1,094,207
Provision for income taxes	32,916	59,152	204,729	316,067
Earnings from continuing operations	136,574	171,835	595,881	778,140
Earnings (loss) from discontinued operations, net	5,251	(2,541)	273,948	(2,905)
Net earnings	$141,825	$169,294	$869,829	$775,235

Basic earnings per common share:
Earnings from continuing operations	$0.88	$1.04	$3.78	$4.67
Earnings (loss) from discontinued operations, net	0.03	(0.02)	1.74	(0.02)
Net earnings	0.92	1.03	5.52	4.65

Weighted average shares outstanding	154,986	164,589	157,619	166,692

Diluted earnings per common share:
Earnings from continuing operations	$0.87	$1.03	$3.74	$4.61
Earnings (loss) from discontinued operations, net	0.03	(0.02)	1.72	(0.02)
Net earnings	0.91	1.02	5.46	4.59

Weighted average shares outstanding	156,254	166,467	159,172	168,842

Dividends paid per common share	$0.42	$0.40	$1.64	$1.55

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2015					2014
	Q1	Q2	Q3	Q4	FY 2015	Q1	Q2	Q3	Q4	FY 2014
REVENUE
Energy	$430,423	$366,044	$363,872	$323,341	$1,483,680	$478,773	$481,016	$507,334	$550,116	$2,017,239

Engineered Systems
Printing & Identification	230,181	229,934	227,992	255,563	943,670	231,679	252,354	257,282	247,569	988,884
Industrials	343,015	363,157	351,404	341,667	1,399,243	335,995	361,467	355,019	344,600	1,397,081
	573,196	593,091	579,396	597,230	2,342,913	567,674	613,821	612,301	592,169	2,385,965

Fluids	340,236	351,511	352,018	355,508	1,399,273	345,009	346,275	361,797	377,485	1,430,566

Refrigeration & Food Equipment	372,097	448,115	492,460	418,758	1,731,430	411,493	522,357	528,807	458,532	1,921,189

Intra-segment eliminations	(451)	(133)	(164)	(237)	(985)	(379)	(833)	(664)	(355)	(2,231)
Total consolidated revenue	$1,715,501	$1,758,628	$1,787,582	$1,694,600	$6,956,311	$1,802,570	$1,962,636	$2,009,575	$1,977,947	$7,752,728

NET EARNINGS
Segment Earnings:
Energy	$52,305	$40,909	$48,726	$31,250	$173,190	$118,968	$114,991	$122,738	$105,118	$461,815
Engineered Systems	88,149	96,702	102,866	89,244	376,961	83,227	101,766	108,800	93,205	386,998
Fluids	54,634	70,168	74,911	62,404	262,117	57,942	63,112	67,559	63,026	251,639
Refrigeration & Food Equipment	36,150	65,732	76,665	42,752	221,299	44,862	84,926	78,012	30,934	238,734
Total Segments	231,238	273,511	303,168	225,650	1,033,567	304,999	364,795	377,109	292,283	1,339,186
Corporate expense / other	34,526	20,382	25,881	24,911	105,700	30,734	29,287	27,815	29,964	117,800
Net interest expense	32,037	31,988	31,983	31,249	127,257	32,655	31,961	31,231	31,332	127,179
Earnings from continuing operations before provision for income taxes	164,675	221,141	245,304	169,490	800,610	241,610	303,547	318,063	230,987	1,094,207
Provision for income taxes	47,485	65,507	58,821	32,916	204,729	71,569	92,966	92,380	59,152	316,067
Earnings from continuing operations	117,190	155,634	186,483	136,574	595,881	170,041	210,581	225,683	171,835	778,140
Earnings (loss) from discontinued operations, net	92,320	176,762	(385)	5,251	273,948	(9,903)	3,378	6,161	(2,541)	(2,905)
Net earnings	$209,510	$332,396	$186,098	$141,825	$869,829	$160,138	$213,959	$231,844	$169,294	$775,235

SEGMENT OPERATING MARGIN
Energy	12.2%	11.2%	13.4%	9.7%	11.7%	24.8%	23.9%	24.2%	19.1%	22.9%
Engineered Systems	15.4%	16.3%	17.8%	14.9%	16.1%	14.7%	16.6%	17.8%	15.7%	16.2%
Fluids	16.1%	20.0%	21.3%	17.6%	18.7%	16.8%	18.2%	18.7%	16.7%	17.6%
Refrigeration & Food Equipment	9.7%	14.7%	15.6%	10.2%	12.8%	10.9%	16.3%	14.8%	6.7%	12.4%
Total Segment	13.5%	15.6%	17.0%	13.3%	14.9%	16.9%	18.6%	18.8%	14.8%	17.3%

DEPRECIATION AND AMORTIZATION EXPENSE
Energy	$34,427	$32,740	$31,858	$42,754	$141,779	$25,575	$25,807	$27,145	$33,429	$111,956
Engineered Systems	14,526	14,392	14,503	16,493	59,914	15,850	15,982	15,334	14,780	61,946
Fluids	13,848	13,648	13,367	15,215	56,078	16,366	15,308	14,019	15,210	60,903
Refrigeration & Food Equipment	16,458	16,406	16,609	16,601	66,074	17,212	17,451	17,073	16,965	68,701
Corporate	923	841	837	643	3,244	870	1,000	910	902	3,682
	$80,182	$78,027	$77,174	$91,706	$327,089	$75,873	$75,548	$74,481	$81,286	$307,188

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(continued)
(unaudited)(in thousands)

	2015					2014
	Q1	Q2	Q3	Q4	FY 2015	Q1	Q2	Q3	Q4	FY 2014
BOOKINGS
Energy	$416,628	$345,079	$351,557	$315,996	$1,429,260	$478,469	$477,162	$526,134	$534,646	$2,016,411

Engineered Systems
Printing & Identification	235,617	224,203	226,756	250,639	937,215	250,416	245,429	249,288	248,071	993,204
Industrials	337,070	336,173	338,744	357,451	1,369,438	370,949	363,773	342,687	374,438	1,451,847
	572,687	560,376	565,500	608,090	2,306,653	621,365	609,202	591,975	622,509	2,445,051

Fluids	339,310	333,695	357,032	321,154	1,351,191	362,943	375,009	350,853	345,553	1,434,358

Refrigeration & Food Equipment	419,659	486,793	430,681	379,967	1,717,100	493,731	542,810	459,099	367,567	1,863,207

Intra-segment eliminations	(628)	(417)	(385)	(486)	(1,916)	(506)	(1,089)	(737)	(644)	(2,976)

Total consolidated bookings	$1,747,656	$1,725,526	$1,704,385	$1,624,721	$6,802,288	$1,956,002	$2,003,094	$1,927,324	$1,869,631	$7,756,051

BACKLOG
Energy	$212,060	$194,819	$156,631	$155,586		$210,846	$206,415	$232,739	$233,347

Engineered Systems
Printing & Identification	108,151	103,403	100,476	98,288		131,298	128,912	115,352	110,359
Industrials	276,598	248,592	236,298	250,725		266,517	268,680	254,612	282,598
	384,749	351,995	336,774	349,013		397,815	397,592	369,964	392,957

Fluids	259,504	240,389	236,608	243,459		328,617	348,508	323,424	277,834

Refrigeration & Food Equipment	337,084	373,193	307,351	247,352		431,298	450,065	376,141	282,507

Intra-segment eliminations	(595)	(354)	(598)	(808)		(374)	(211)	(302)	(431)

Total consolidated backlog	$1,192,802	$1,160,042	$1,036,766	$994,602		$1,368,202	$1,402,369	$1,301,966	$1,186,214

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data*)

	2015					2014
	Q1	Q2	Q3	Q4	FY 2015	Q1	Q2	Q3	Q4	FY 2014
Basic earnings (loss) per common share:
Continuing operations	$0.72	$0.98	$1.20	$0.88	$3.78	$1.00	$1.26	$1.36	$1.04	$4.67
Discontinued operations	0.57	1.11	—	0.03	1.74	$(0.06)	$0.02	$0.04	$(0.02)	$(0.02)
Net earnings	1.30	2.10	1.20	0.92	5.52	$0.94	$1.29	$1.40	$1.03	$4.65

Diluted earnings (loss) per common share:
Continuing operations	$0.72	$0.97	$1.19	$0.87	$3.74	$0.99	$1.25	$1.34	$1.03	$4.61
Discontinued operations	0.57	1.10	—	0.03	1.72	$(0.06)	$0.02	$0.04	$(0.02)	$(0.02)
Net earnings	1.28	2.07	1.19	0.91	5.46	$0.93	$1.27	$1.38	$1.02	$4.59

Adjusted diluted earnings per common share (calculated below):
Continuing operations	$0.72	$0.97	$1.14	$0.81	$3.63	$0.97	$1.25	$1.31	$1.01	$4.54

Net earnings (loss) and average shares used in calculated earnings (loss) per share amounts are as follows:

Net earnings (loss):
Continuing operations	$117,190	$155,634	$186,483	$136,574	$595,881	$170,041	$210,581	$225,683	$171,835	$778,140
Discontinued operations	92,320	176,762	(385)	5,251	273,948	(9,903)	3,378	6,161	(2,541)	(2,905)
Net earnings	209,510	332,396	186,098	141,825	869,829	160,138	213,959	231,844	169,294	775,235

Average shares outstanding:
Basic	161,650	158,640	155,300	154,986	157,619	169,750	166,474	166,021	164,589	166,692
Diluted	163,323	160,398	156,560	156,254	159,172	172,013	168,857	168,343	166,467	168,842

Note:
Earnings from continuing operations are adjusted by discrete tax items to derive adjusted earnings from continuing operations and adjusted diluted earnings per common share as follows:

	2015					2014
	Q1	Q2	Q3	Q4	FY 2015	Q1	Q2	Q3	Q4	FY 2014
Adjusted earnings from continuing operations:
Earnings from continuing operations	$117,190	$155,634	$186,483	$136,574	$595,881	$170,041	$210,581	$225,683	$171,835	$778,140
Gains (losses) from discrete and other tax items	—	—	8,131	9,382	17,513	2,541	(635)	5,524	3,860	11,290
Adjusted earnings from continuing operations	$117,190	$155,634	$178,352	$127,192	$578,368	$167,500	$211,216	$220,159	$167,975	$766,850

Adjusted diluted earnings per common share:
Earnings from continuing operations	$0.72	$0.97	$1.19	$0.87	$3.74	$0.99	$1.25	$1.34	$1.03	$4.61
Gains (losses) from discrete and other tax items	—	—	0.05	0.06	0.11	0.01	—	0.03	0.02	0.07
Adjusted earnings from continuing operations	$0.72	$0.97	$1.14	$0.81	$3.63	$0.97	$1.25	$1.31	$1.01	$4.54

* Per share data may not add due to rounding.

DOVER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$362,185	$681,581
Receivables, net of allowances	1,120,490	1,186,746
Inventories, net	802,895	863,737
Other current assets	135,209	101,905
Property, plant and equipment, net	854,269	837,069
Goodwill	3,737,389	3,491,557
Intangible assets, net	1,413,223	1,369,520
Deferred taxes and other assets	194,103	171,005
Assets of discontinued operations	—	327,171
Total assets	$8,619,763	$9,030,291

Liabilities and Stockholders' Equity:
Notes payable and current maturities of long-term debt	$151,122	$777,956
Payables and accrued expenses	1,216,060	1,260,893
Deferred taxes and other non-current liabilities	990,664	986,958
Long-term debt	2,617,342	2,253,041
Liabilities of discontinued operations	—	50,718
Stockholders' equity	3,644,575	3,700,725
Total liabilities and stockholders' equity	$8,619,763	$9,030,291

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)(in thousands)

	Years Ended December 31,
	2015	2014
Operating activities:
Net earnings	$869,829	$775,235
(Earnings) loss from discontinued operations, net	(273,948)	2,905
Depreciation and amortization	327,089	307,188
Stock-based compensation	30,697	31,628
Contributions to employee benefit plans	(21,942)	(24,232)
Net change in assets and liabilities	17,334	(142,560)
Net cash provided by operating activities of continuing operations	949,059	950,164

Investing activities:
Additions to property, plant and equipment	(154,251)	(166,033)
Acquisitions (net of cash and cash equivalents acquired)	(567,843)	(802,254)
Proceeds from the sale of property, plant and equipment	14,604	14,373
Proceeds from the sale of businesses	689,314	191,348
Settlement of net investment hedge	(17,752)	—
Other	1,350	(19,991)
Net cash used in investing activities of continuing operations	(34,578)	(782,557)

Financing activities:
Cash received from Knowles Corporation, net of cash distributed	—	359,955
Change in notes payable, net	(327,000)	251,500
Net increase in debt	94,252	(6,566)
Dividends to stockholders	(257,969)	(258,487)
Purchase of common stock	(600,164)	(601,077)
Net proceeds from exercise of share-based awards	(1,005)	(814)
Net cash used in financing activities of continuing operations	(1,091,886)	(255,489)

Net cash (used in) provided by discontinued operations	(115,930)	6,007

Effect of exchange rate changes on cash	(26,061)	(40,426)

Net decrease in cash and cash equivalents	(319,396)	(122,301)
Cash and cash equivalents at beginning of period	681,581	803,882
Cash and cash equivalents at end of period	$362,185	$681,581

DOVER CORPORATION
QUARTERLY FREE CASH FLOW
(unaudited)(in thousands)

	2015					2014
	Q1	Q2	Q3	Q4	FY 2015	Q1	Q2	Q3	Q4	FY 2014
Cash flow from operating activities	$131,332	$218,911	$282,213	$316,603	$949,059	$28,361	$185,013	$292,012	$444,778	$950,164
Less: Additions to property, plant and equipment	(27,956)	(43,807)	(39,516)	(42,972)	(154,251)	(32,695)	(42,550)	(33,532)	(57,256)	(166,033)
Free cash flow	$103,376	$175,104	$242,697	$273,631	$794,808	$(4,334)	$142,463	$258,480	$387,522	$784,131

Free cash flow as a percentage of earnings from continuing operations	88.2%	112.5%	130.1%	200.4%	133.4%	(2.5)%	67.7%	114.5%	225.5%	100.8%

Free cash flow as a percentage of revenue	6.0%	10.0%	13.6%	16.1%	11.4%	(0.2)%	7.3%	12.9%	19.6%	10.1%

ADDITIONAL INFORMATION
FOURTH QUARTER AND FULL YEAR 2015

Acquisitions

During the fourth quarter of 2015, the Company completed three acquisitions across the Fluids segment and the Printing & Identification platform of the Engineered Systems segment. For the full year 2015, Dover made a total of four acquisitions for consideration totaling $567.8 million.

Discontinued Operations

For the fourth quarter of 2015, the Company recognized a gain from discontinued operations of $5.3 million, or $0.03 EPS. On a full-year basis, the Company generated net earnings of $273.9 million, or $1.72 EPS. Included in this amount is a $87.8 million gain on sale of Datamax O'Neil, which was sold in the first quarter of 2015 and a $177.8 million gain on sale of Sargent Aerospace, which was sold in the second quarter of 2015. Also included in the results of discontinued operations is $6.3 million of earnings, or $0.04 EPS, attributable to the operations of Datamax O'Neil and Sargent Aerospace.

Restructuring and Other Costs

During the quarter, the Company took actions to adjust our costs and streamline our businesses, resulting in $16.5 million, or $0.08 EPS, of restructuring charges. These charges were incurred primarily at each of our business segments, including $4.2 million in Energy, $4.5 million in Engineered Systems, $1.3 million in Fluids, and $6.3 million in Refrigeration & Food Equipment. For full year, restructuring costs totaled $55.2 million, or $0.25 EPS, of which primarily $30.8 million was incurred in Energy, $13.3 million in Engineered Systems, $4.9 million in Fluids, and $5.8 million in Refrigeration and Food Equipment.

Tax Rate

The effective tax rate on continuing operations was 19.4% and 25.6% for the fourth quarters of 2015 and 2014, respectively. On a full year basis, the effective tax rates on continuing operations for 2015 and 2014 were 25.6% and 28.9%, respectively. The 2015 and 2014 rates were favorably impacted by discrete and other items, as shown in the reconciliation for quarterly earnings per share included herein. After adjusting for discrete and other items, the fourth quarter effective tax rates were 25.0% and 27.3% for 2015 and 2014, respectively, and the full year rates were 27.8% and 29.9% for 2015 and 2014, respectively. The reduction in the effective tax rate year over year is principally due to a change in the geographic mix of earnings as well as restructuring of foreign operations.

Free Cash Flow

The following table is a reconciliation of free cash flow (a non-GAAP measure) from cash flow provided by operating activities:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Free Cash Flow (dollars in thousands)
Cash flow provided by operating activities	$316,603	444,778	$949,059	$950,164
Less: Capital expenditures	(42,972)	(57,256)	(154,251)	(166,033)
Free cash flow	$273,631	$387,522	$794,808	$784,131

Free cash flow as a percentage of revenue	16.1%	19.6%	11.4%	10.1%

Free cash flow as a percentage of earnings from continuing operations			133.4%	100.8%

The fourth quarter 2015 decrease in free cash flow reflects lower earnings relative to the prior year driven by lower volume and product mix.

Revenue Growth Factors

	2015
	Q1	Q2	Q3	Q4		Full Year
Organic	(6)%	(10)%	(10)%	(12)%		(10)%
Acquisitions	5%	4%	3%	2%		4%
Currency translation	(4)%	(4)%	(4)%	(4)%		(4)%
	(5)%	(10)%	(11)%	(14)%	(1)	(10)%	(1)
(1) Includes a decline in revenue in Q4 within the Refrigeration & Food Equipment segment due to the divestiture of a product line.

Share Repurchases

In January 2015, the Board of Directors approved a new standing share repurchase authorization, whereby the Company may repurchase up to 15 million shares of its common stock over the following three years. This plan replaced the Company's $1.0 billion share repurchase program, which it completed in 2014. During the year ended December 31, 2015, the Company purchased a total of approximately 8.2 million shares of its common stock in the open market at a total cost of $600.2 million, or $72.94 per share. As of December 31, 2015, the approximate number of shares still available for repurchase under the January 2015 share repurchase authorization was 6.8 million.

Capitalization

The following table provides a summary reconciliation of total debt and net debt to net capitalization to the most directly comparable GAAP measures:

Net Debt to Net Capitalization Ratio (in thousands)	December 31, 2015	December 31, 2014
Current maturities of long-term debt	$122	$299,956
Commercial paper	151,000	478,000
Long-term debt	2,617,342	2,253,041
Total debt	2,768,464	3,030,997
Less: Cash and cash equivalents	(362,185)	(681,581)
Net debt	2,406,279	2,349,416
Add: Stockholders' equity	3,644,575	3,700,725
Net capitalization	$6,050,854	$6,050,141
Net debt to net capitalization	39.8%	38.8%

Non-GAAP Information:

These Investor Supplement tables contain non-GAAP measures of adjusted earnings from continuing operations used in calculating adjusted diluted earnings per common share, as management believes this information is useful to investors to better understand the company’s ongoing profitability and facilitates easier comparisons of the company’s profitability to prior and future periods and to its peers. The company has also disclosed herein a number of non-GAAP measures related to free cash flow and the ratio of net debt to net capitalization. Management believes these metrics are important measures of the company's operating performance and liquidity. Free cash flow information provides both management and investors a measurement of cash generated from operations that is available to fund acquisitions, pay dividends, repay debt and repurchase common stock, while the net debt to net capitalization ratio is helpful in evaluating the company's capital structure and the amount of leverage employed.